                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1
                                       to
                                 CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                                EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): December 31, 1997

                            FSC SEMICONDUCTOR CORPORATION
              ------------------------------------------------------
              (Exact name of registrant as specified in its charter)

       Delaware                      333-26897              04-3363001
(State or other jurisdiction of   (Commission File        (I.R.S. Employer
incorporation or organization)       Number)             Identification No.)

                        333 Western Avenue, Mail Stop 01-00
                            South Portland, Maine 04106
            (Address of principal executive offices, including zip code)

    Registrant's telephone number, including area code: (207) 775-8100

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    On January 13, 1998, FSC Semiconductor Corporation ("FSC") filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the acquisition of Raytheon Semiconductor, Inc. on December 31, 1997 by Fairchild Semiconductor Corporation, a wholly-owned subsidiary of FSC. This amendment is being filed for the purpose of including financial statements and pro forma financial information and should be read in conjunction with the Form 8-K.

a) Financial Statements of Business Acquired

                                                           PAGE
                                                           -----
   Independent Auditors' Report............................  3
   Balance Sheet as of December 31, 1997...................  4
   Statement of Income for the Year Ended December 31,
      1997.................................................  5
   Statement of Stockholder's Equity for the Year Ended
      December 31, 1997....................................  6
   Statement of Cash Flows for the Year Ended December 31,
      1997.................................................  7
   Notes to Financial Statements...........................  8

b) Pro Forma Financial Information


   Introduction to Unaudited Pro Forma Consolidated
      Financial Statements................................. 16

   Notes to Unaudited Pro Forma Consolidated Financial
      Statements........................................... 17

   Unaudited Pro Forma Consolidated Statement of Operations
      for the Year Ended May 25, 1997...................... 19

   Unaudited Pro Forma Consolidated Statement of Operations
      for the Six-Month Period Ended November 23, 1997..... 20

   Unaudited Pro Forma Consolidated Balance Sheet as of
      November 23, 1997.................................... 21

c) Exhibits

   23.1 Consent of KPMG Peat Marwick LLP


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Raytheon Semiconductor, Inc:

We have audited the accompanying balance sheet of Raytheon Semiconductor, Inc. (a wholly owned subsidiary of Thornwood Trust) (the Company) as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raytheon Semiconductor, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        KPMG Peat Marwick LLP


Mountain View, California
February 27, 1998

                                RAYTHEON SEMICONDUCTOR, INC.
                      (A Wholly Owned Subsidiary of Thornwood Trust)
                                     Balance Sheet
                                   December 31, 1997
                    (In thousands, except share and per share data)

                                    ASSETS
Current assets:
 Cash..............................................................................  $     186
 Accounts receivable, net of allowances of $2,073..................................     11,414
 Inventories.......................................................................     18,125
 Prepaid expenses and other........................................................        262
                                                                                     ---------
    Total current assets...........................................................     29,987

Property, plant, and equipment, net................................................     21,532
                                                                                     ---------
    Total assets...................................................................  $  51,519
                                                                                     =========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable..................................................................  $   3,711
 Accrued compensation..............................................................      2,575
 Accrued liabilities...............................................................      1,062
                                                                                     ---------
    Total current liabilities......................................................      7,348

Commitments and contingencies

Stockholder's equity
 Common stock, $0.01 par value; 2,500 authorized, issued, and outstanding..........       --
 Additional paid-in-capital........................................................     44,171
                                                                                     ---------
Total liabilities and stockholder's equity.........................................  $  51,519
                                                                                     =========


See accompanying notes to financial statements.

                               RAYTHEON SEMICONDUCTOR, INC.
                     (A Wholly Owned Subsidiary of Thornwood Trust)
                                    Statement of Income
                              Year ended December 31, 1997
                                    (In thousands)

Net sales..........................................................................  $  78,369
Cost of sales......................................................................     44,815
                                                                                     ---------
    Gross profit...................................................................     33,554
                                                                                     ---------
Operating expenses:
  Research and development.........................................................     12,128
  Selling, general, and administrative.............................................     10,064
                                                                                     ---------
    Total operating expenses.......................................................     22,192
                                                                                     ---------

    Operating income...............................................................     11,362

Other expense......................................................................         88
                                                                                     ---------
    Income before income taxes.....................................................     11,274

Provision for income tax expense...................................................      4,395
                                                                                     ---------
    Net income.....................................................................  $   6,879
                                                                                     =========


See accompanying notes to financial statements.

                                RAYTHEON SEMICONDUCTOR, INC.
                      (A Wholly Owned Subsidiary of Thornwood Trust)
                             Statement of Stockholder's Equity
                                Year ended December 31, 1997
                              (In thousands, except share data)

                                                            PARENT           COMMON STOCK        ADDITIONAL      TOTAL
                                                            COMPANY    ------------------------   PAID-IN-    STOCKHOLDER'S
                                                          INVESTMENT     SHARES       AMOUNT       CAPITAL       EQUITY
                                                          -----------  -----------  -----------  -----------  ------------
Balances at beginning of year...........................   $  54,874       --        $  --        $  --        $   54,874
Net income..............................................       6,879       --           --           --             6,879
Net transfers to parent.................................     (17,582)      --           --           --           (17,582)
Incorporation of Company on December 31, 1997...........     (44,171)       2,500       --           44,171        --
                                                          -----------  ----------   -----------  -----------  ------------
Balances at end of year.................................   $  --            2,500    $  --        $  44,171    $   44,171
                                                          ===========  ==========   ===========  ===========  ============


See accompanying notes to financial statements.

                                RAYTHEON SEMICONDUCTOR, INC.
                       (A Wholly Owned Subsidiary of Thornwood Trust)
                                   Statement of Cash Flows
                               Year ended December 31, 1997
                                     (In thousands)

Cash flows from operating activities:
  Net income.......................................................................  $   6,879
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................      6,397
    Changes in operating assets and liabilities:
       Accounts receivable.........................................................     (2,112)
       Inventory...................................................................      2,977
       Prepaid expenses and other..................................................        (76)
       Accounts payable............................................................       (221)
       Accrued expenses............................................................       (595)
                                                                                     ---------
          Net cash provided by operating activities................................     13,249
                                                                                     ---------
Cash flows from investing activities--additions to property, plant, and
  equipment........................................................................     (2,718)
                                                                                     ---------
Cash flows from financing activities -- transfers to Parent Company Investment.....    (10,570)
                                                                                     ---------
Net decrease in cash...............................................................        (39)
Cash, beginning of year............................................................        225
                                                                                     ---------
Cash, end of year..................................................................  $     186
                                                                                     =========

Supplemental disclosure of cash flow information:
Deferred taxes transferred to Parent Company Investment per terms of the
  Acquisition Agreement............................................................  $   7,012
                                                                                     =========


See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                (A Wholly Owned Subsidiary of Thornwood Trust)
                         Notes to Financial Statements
                               December 31, 1997
               (In thousands, except share and per share data)


(1) BACKGROUND AND BASIS OF PRESENTATION

    Raytheon Semiconductor Inc. (the Company) is a wholly owned subsidiary of Thornwood Trust (Thornwood) which is a wholly owned unit of Raytheon Company (Raytheon). The Company's Multimedia Business Unit, based in San Diego, California, designs and manufactures digital and mixed-signal integrated circuits (IC) for use in broadcast video, computer graphics, multimedia, imaging and communications applications. The Analog and High Speed Communications Business Units, both based in Mountain View, California, manufacture DC-DC converters, voltage regulator modules and IC's used by customers in high performance microprocessors and networking applications. The Company sells mainly through distributors in North America, Asia, and Europe.

    Fairchild Semiconductor Corporation (Fairchild) acquired all the outstanding shares of the Company subsequent to the close of business on December 31, 1997 (see Note 10). Prior to this transaction, the net assets of the Company represented an operating division of Raytheon. These financial statements report the operating results of the Company as a division of Raytheon. As a division of Raytheon, certain costs included in the income statement were determined on the basis of allocations from Corporate Headquarters and represent management's best estimate of the cost that would have been incurred had the division operated independently. As a result, the financial statements presented may not reflect the financial position or results of operations which would have been realized had the Company operated as a nonaffiliated entity for the year.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

REVENUE RECOGNITION

    Revenue is primarily recognized at the time product is shipped. The Company provides for estimated returns of products sold to distributors under various sales incentive programs and for general product returns from all customers. Reductions of net sales revenue under these programs are recorded at the time products are shipped.

INVENTORIES

    Inventories are stated at the lower of standard cost, which approximates actual cost, or net realizable value. Cost is determined on a first-in, first-out basis.

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. Depreciation is generally provided on the double declining balance (buildings), or sum-of-years digits method based on the following estimated useful lives:


Buildings.....................................................   20 to 45 years
Machinery and equipment.......................................   3  to 10 years
Computer software and other assets............................   7 years

    Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards of the Company. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK OPTION PLAN

    The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded using the intrinsic value-based method. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, on January 1, 1996, which permits entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

PARENT COMPANY INVESTMENT

    As a division of Raytheon, the Company's operating cash requirements have been met with transfers from Raytheon as required. Cash balances of the Company not required for operations have been transferred to Raytheon, and all cash receipts and disbursements and intercompany charges related to the Company's operations have been credited to or charged against Parent Company Investment.

(3) CORPORATE ALLOCATIONS

    The accompanying statement of income includes charges allocated by Raytheon representing the Company's share of certain costs incurred by Raytheon in support of the Company's operations. Services provided by Raytheon in 1997 were primarily financial, legal and administrative in nature. Costs have been allocated to the Company based on the proportion of Raytheon expenses represented by Company expenses. In all cases, the corporate charges assessed approximate the amounts which would have been incurred by the Company if it had operated on a standalone basis during the year.

    The total amounts allocated to the Company for the year ended December 31, 1997 and included in the statement of income are as follows (in thousands):

Cost of sales....................................................  $   3,647
Research and development.........................................      1,059
Selling, general and administrative..............................      1,715
                                                                   ---------
                                                                   $   6,421
                                                                   =========


    Additionally, in 1997, substantially all employees of the Company participated in the defined benefit pension plans of Raytheon. Under the plans, benefits are generally based on years of service and the employee's compensation during the years before retirement. Total expense allocated to the Company for 1997 was $572.

    Subject to certain age and service requirements, substantially all employees of the Company in 1997 were eligible to participate in Raytheon's defined contribution plans. Employees participating in the Raytheon Savings and Investment Plan could contribute up to 17% of their pay subject to prescribed Internal Revenue Code ("IRC") limits. Raytheon matched 50% of the employees' contributions, up to a maximum of 3% of each participating individual's compensation. Total expense charged to the Company for this plan in 1997 was $458. For employees participating in the Raytheon Employee Stock Ownership Plan, the Company's annual contribution was approximately one half of one percent of salary, as limited by the IRC. Total expense charged to the Company for this plan in 1997 was $105.

    Raytheon allocated charges for the employee benefit plans based primarily on headcount and eligible payroll. Management has reviewed the allocations made by Raytheon in respect of employee benefit plans and believes them to be reasonable.

    Subject to the Acquisition Agreement with Fairchild, substantial changes to the Company's pension and benefit plans are expected for 1998. See Note 10.

(4) INVENTORIES

    Inventories as of December 31, 1997, consisted of the following (in thousands):

  Finished goods..................................................  $   6,012
  Work in process.................................................     10,419
  Raw materials...................................................      1,694
                                                                    ---------
                                                                    $  18,125
                                                                    =========


(5) PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment as of December 31, 1997, consisted of the following (in thousands):

  Land............................................................  $     616
  Buildings and leasehold improvements............................     22,802
  Machinery and equipment.........................................     61,159
  Computer software...............................................      2,898
  Construction in progress........................................        427
                                                                    ---------
                                                                       87,902
  Less accumulated depreciation and amortization..................     66,370
                                                                    ---------
  Property, plant, and equipment, net.............................  $  21,532
                                                                    =========


(6) FEDERAL INCOME TAXES

    The provision for income taxes for the year ended December 31, 1997, was (in thousands):

    Current income tax expense:
      Federal...................................................  $   2,299
      State.....................................................        473
                                                                  ---------
                                                                      2,772
                                                                  ---------
    Deferred income tax expense:
      Federal...................................................      1,247
      State.....................................................        376
                                                                  ---------
                                                                      1,623
                                                                  ---------
        Total tax expense.......................................  $   4,395
                                                                  =========


    The provision for income taxes for 1997 differs from the U.S. statutory rate due to the following(in thousands):

    Computed expected tax expense...............................  $   3,833
    State income tax, net of federal tax benefit................        562
                                                                  ---------
                                                                  $   4,395
                                                                  =========


    Current income tax expense is included as a transfer to Raytheon in the Parent Company Investment account. The sources and tax effects of temporary differences which give rise to deferred income tax balances are as follows (in thousands):

    Current deferred tax assets:
      Inventory reserves........................................  $   2,196
      Accounts receivables allowances...........................        829
      Accrued expenses..........................................        801
                                                                  ---------
                                                                      3,826
    Noncurrent deferred tax assets:
      Depreciation and amortization.............................      1,568
                                                                  ---------
                                                                  $   5,394
                                                                  =========



    Under the terms of the Acquisition Agreement with Fairchild, the deferred tax assets will not be transferred to Fairchild and accordingly are included as a transfer to Raytheon as of December 31, 1997. See Note 10.

(7) EMPLOYEE STOCK PLANS

STOCK BASED COMPENSATION

    The Company's employees participate in the Raytheon Stock Option Plan (the Plan) which provides for the grant of incentive stock options and nonqualified stock options to employees, directors and consultants of the Company at the fair market value of Raytheon's common stock on the date of grant.

    The vesting and exercise provisions of the option grants under the Plan are determined by the Board of Directors. Options generally vest ratably over a four-year period commencing from the date of grant, subject to one year of employment and generally expire in 10 years from the date of grant.

    The Company has elected to use the intrinsic value-based method to account for all of its stock-based employee compensation plans. Accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements because the fair value of the underlying common stock equals the exercise price of the stock options at the date of grant. Pursuant to SFAS No. 123, Accounting for Stock Based Compensation, the Company is required to disclose the pro forma effects on the net income of the Company as if the Company had elected to use the fair value approach to account for its stock-based employee compensation plan.

    Had compensation cost for the Company's plans been determined consistent with the fair value approach under SFAS No. 123, the Company's 1997 net income would have been $6,476.

    The fair value of each option is estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%, an expected life of 5 years, and volatility of 24%. No dividend impact was considered as Raytheon has never declared, and does not have plans to declare, any future dividends. No option or equity instruments were issued to nonemployees.

    The following table summarizes activity under the plan as of December 31, 1997:

                                                                                       WEIGHTED-
                                                                                        AVERAGE
                                                                                       EXERCISE
                                                                            SHARES       PRICE
                                                                           ---------  -----------
Outstanding at beginning of year.........................................     67,320   $   39.25

Options granted..........................................................     32,500       51.13
Options exercised........................................................     (8,900)      31.02
Options canceled.........................................................       --          --
                                                                            ---------
Outstanding at end of year...............................................     90,920       44.30
                                                                            =========

Options vested at year-end...............................................     58,420   $   40.60
                                                                            =========

Weighted-average fair value of options granted during the year...........              $   13.98

    The following table summarizes information about stock options outstanding as of December 31, 1997:


                OUTSTANDING                EXERCISABLE
   --------------------------------------  -----------
                              WEIGHTED-
                               AVERAGE
                              REMAINING
    EXERCISE      OPTIONS      LIFE IN       OPTIONS
     PRICE      OUTSTANDING     YEARS      EXERCISABLE
   -----------  -----------  -----------   -----------
$   16.95          2,000     1.96 years        2,000
    21.80          1,000     4.06              1,000
    31.91          2,020     5.65              2,020
    31.47          5,000     5.73              5,000
    32.53         10,000     6.48             10,000
    32.88          3,000     6.65              3,000
    39.03         14,000     7.49             14,000
    52.56         20,400     8.44             20,400
    51.75          1,000     8.66              1,000
    47.13          4,000     9.15               --
    51.69         28,500     9.50               --
               -----------                -----------
    44.30         90,920                      58,420
  ===========  ===========                ===========



    Pursuant to the Acquisition Agreement with Fairchild (see Note 10), all unvested outstanding options at December 31, 1997 are canceled.

(8) COMMITMENTS AND CONTINGENCIES

    At December 31, 1997, the Company had commitments under long-term operating leases requiring approximate annual rentals as follows (in thousands):

         1998....................................    $  812
         1999....................................       844
         2000....................................       439
         2001....................................       --
         2002....................................       --
         Thereafter..............................       --
                                                     ------
                                                     $2,095
                                                     ======


    Rental expense for 1997 amounted to $533.

    The Company's Mountain View facility is located on a contaminated site under the Comprehensive Environmental Liability Act (the "Act"). During the year the Company paid $2,164 for remediation costs which were reimbursed by Raytheon. Under the terms of the Acquisition Agreement executed on December 31, 1997(see Note 10), future responsibility for these costs will be assumed by Raytheon. All other environmental costs are immaterial to the Company and have been expensed as incurred.

    The Company is subject to various claims and legal proceedings in the normal course of business. None of the claims or potential claims outstanding at December 31, 1997 are anticipated to have a material impact on the financial position, cash flows, or results of operations of the Company after taking into consideration provisions already recorded.

(9) RELATED PARTY TRANSACTIONS, AND GEOGRAPHIC INFORMATION

    In 1997, the Company had $2,134 of net sales to affiliate companies of Raytheon; the related cost of sales amounted to $1,126. There were no other transactions with affiliate companies of Raytheon during 1997.

    The Company's export sales for the year ended December 31, 1997 was $24,810 principally to customers Europe and Asia.

(10) SUBSEQUENT EVENT

    As discussed in Note 1, prior to the formation of the Company on December 31, 1997, the Company operated as a division of Raytheon. On December 31, 1997, the Company was incorporated as a wholly-owned subsidiary of Thornwood Trust (Thornwood), a Massachusetts Business Trust and wholly-owned unit of Raytheon.

    Subsequent to the close of business on December 31, 1997, Fairchild acquired 100% of the outstanding shares of common stock of the Company from Thornwood for approximately $117 million. Upon closing of the acquisition, the Company became a business unit of Fairchild.

    Pursuant to the Acquisition Agreement, Raytheon will retain and be responsible for liabilities accrued by employees of the Company through December 31, 1997 under any defined benefit pension plan or other employee-related benefit plans. In addition, Raytheon will retain all liability and responsibility for the disposition of interests under the Raytheon Savings and Investment Plan and the Raytheon Stock Ownership Plan with respect to all employees of the Company who were participants in either of the plans as of December 31, 1997.

    Raytheon will also retain and be responsible for all liabilities related to environmental remediation activities, including those required by the United States Environmental Protection Agency, at the Company's Mountain View, California facility which arose prior to December 31, 1997 or were created by the release of hazardous substances that first occurred prior to December 31, 1997.

               FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
          Unaudited Pro Forma Consolidated Statements of Income and
                    Pro Forma Consolidated Balance Sheet

    The following unaudited pro forma consolidated financial statements reflect the acquisition of Raytheon Semiconductor, Inc. ("Raytheon") by Fairchild Semiconductor Corporation ("Fairchild"), a wholly-owned subsidiary of FSC Semiconductor Corporation (the "Company," "Fairchild Holdings"), under the purchase method of accounting. Fairchild purchased all of the outstanding common stock of Raytheon on December 31, 1997 for approximately $117 million.

    The unaudited pro forma consolidated statement of operations for the year ended May 25, 1997 includes the audited consolidated statement of operations of Fairchild Holdings for the year ended May 25, 1997, the unaudited statement of operations of Raytheon for the year ended June 30, 1997, and pro forma adjustments to reflect the acquisition of Raytheon as though Fairchild purchased Raytheon as of May 27, 1996. The unaudited statement of operations of Raytheon for the year ended June 30, 1997 was created by adding the unaudited results for the six months ended December 31, 1996 to the audited statement of operations for the year ended December 31, 1997 and subtracting the unaudited results for the six months ended December 31, 1997.

    The unaudited pro forma consolidated statement of operations for the six-month period ended November 23, 1997 includes the unaudited consolidated statement of operations of Fairchild Holdings for the six-month period ended November 23, 1997, the unaudited statement of operations of Raytheon for the six-month period ended December 31, 1997, and pro forma adjustments to reflect the acquisition of Raytheon as though Fairchild purchased Raytheon as of May 27, 1996. The unaudited statement of operations of Raytheon for the six-month period ended December 31, 1997 was created by subtracting the unaudited results for the six months ended December 31, 1997 from the audited statement of operations for the year ended December 31, 1997.

    The unaudited pro forma consolidated balance sheet as of November 23, 1997 includes the unaudited consolidated balance sheet of Fairchild Holdings as of November 23, 1997, the audited balance sheet of Raytheon as of December 31, 1997, and pro forma adjustments to reflect the acquisition of Raytheon as though Fairchild purchased Raytheon as of November 23, 1997.

    Pro forma adjustments are described in the accompanying notes to the pro forma financial statements.

    The unaudited pro forma consolidated statements of operations and consolidated balance sheet are provided for informational purposes only and are not necessarily indicative of the Company's financial position or actual results of operations that would have been reported, nor do they propose to indicate the results of future operations of the Company. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma consolidated statements of operations and consolidated balance sheet have been made. The unaudited pro forma consolidated statements of operations and consolidated balance sheet should be read in conjunction with the audited consolidated financial statements and related notes of the Company included in the 1997 annual report on Form 10-K, and the audited financial statements and related notes of Raytheon included elsewhere in this report.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
          Notes to Unaudited Pro Forma Consolidated Financial Statements

    1. On December 31, 1997, Fairchild entered into an Acquisition Agreement with Thornwood Trust, the parent company of Raytheon, whereby Fairchild acquired all of the outstanding common stock of Raytheon for approximately $117 million in cash, plus related expenses. Raytheon designs, manufactures and markets high-performance analog and mixed signal integrated circuits. The Company elected to treat the purchase as an asset acquisition for income tax reporting purposes. The purchase price was allocated to all identifiable tangible and intangible assets and assumed liabilities based on their fair values. The following identifiable intangible assets and goodwill were recorded at the acquisition date:

    In-process research and development..........................      $  15.5
    Developed technology.........................................         29.6
    Assembled workforce..........................................          4.1
    Goodwill.....................................................          4.6
                                                                       -------
                                                                       $  53.8
                                                                       =======


    In-process research and development of $15.5 million, and the related deferred tax benefit of $5.4 million, will be charged to operations in the Company's fiscal quarter ending March 1, 1998. The non-recurring charge has been excluded from the accompanying unaudited pro forma consolidated statements of operations.

    Developed technology, assembled workforce, and goodwill will be amortized to expense on the straight-line basis over periods of 15 years, 3 years, and 15 years, respectively.

    2. To record the use of available cash and increase in debt to finance the purchase price of the acquisition and related expenses.

    3. To record inventory at its fair value at the date of acquisition.

    4. To record a noncurrent deferred tax liability of $5.4 million related to in-process research and development identified at the date of acquisition.

    5. To record property, plant and equipment at its fair value at the date of acquisition.

    6. To record the cost to secure additional debt to finance the acquisition. The debt finance costs will be amortized over a five-year period, the term of the related debt.

    7. To eliminate intercompany liabilities of $0.2 million not acquired by Fairchild.

    8. To eliminate the equity of Raytheon at the acquisition date.

    9. To record the amortization of identifiable intangible assets and goodwill, as discussed in Note 1.

    10. To record the impact to interest expense and interest income for the increase in debt, use of available cash and costs to secure debt to finance the acquisition.

    Interest expense of $9.6 million and $2.7 million, respectively, at a rate of 8.75% (the Company's average incremental borrowing rate) has been recorded related to additional average borrowings of $110.0 million and $61.8 million, respectively, for the year ended May 25, 1997 and for the six-month period ended November 23, 1997.

    Interest income of $0.4 million and $1.3 million, respectively, at rates of approximately 4.25% and 4.65%, respectively, has been eliminated to reflect the use of the available average cash balances of $9.0 million and $57.2 million, respectively, for the year ended May 25, 1997 and for the six-month period ended November 23, 1997.

    Interest expense of $0.2 million and $0.1 million, respectively, for amortization of debt finance costs has been recorded for the year ended May 25, 1997 and the six-month period ended November 23, 1997.

    11. To record the income tax effect of pro forma adjustments using an effective rate of 35%.

                              FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
                        Unaudited Pro Forma Consolidated Statement of Operations
                                   For the Year Ended May 25, 1997
                                           (In millions)

                                                       FSC            RAYTHEON                        PRO
                                                  SEMICONDUCTOR     SEMICONDUCTOR                    FORMA           PRO
                                                   CORPORATION          INC.           TOTAL      ADJUSTMENTS       FORMA
                                                 ---------------  -----------------  ---------  ---------------  -----------
Revenue:
  Net sales--trade.............................      $ 587.1         $  71.3          $ 658.4     $              $    658.4
  Contract manufacturing.......................        104.2              --            104.2                         104.2
                                                     -------           -----          -------     ----------     ----------
    Total revenue..............................        691.3            71.3            762.6          --             762.6
Direct and allocated costs and expenses:
  Cost of sales................................        442.7            41.9            484.6                         484.6
  Cost of contract manufacturing...............         97.4              --             97.4                          97.4
  Research and development.....................         18.9            11.7             30.6                          30.6
  Selling, general and administrative..........         95.6            10.0            105.6                         105.6
  Amortization of intangible assets............           --              --               --           3.7 (9)         3.7
  Restructuring................................          5.3              --              5.3                           5.3
                                                     -------           -----           ------     ----------      ---------
    Total operating costs and expenses.........        659.9            63.6            723.5           3.7           727.2

Interest, net..................................         11.2             --              11.2          10.2 (10)       21.4
Other (income) expense.........................          0.9           (0.2)              0.7                           0.7
                                                     -------           -----           ------     ----------      ---------
Revenues less direct and allocated expenses
  before income taxes..........................         19.3            7.9              27.2         (13.9)           13.3
Income taxes...................................          3.8            3.0               6.8          (4.9)(11)        1.9
                                                     -------          -----            ------     ----------       --------
Revenues less direct and allocated expenses and
  income taxes.................................      $  15.5           $4.9            $ 20.4      $  (9.0)        $   11.4
                                                     =======           ====            ======      ========        ========


                             FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
                        Unaudited Pro Forma Consolidated Statement of Operations
                            for the Six-Month Period Ended November 23, 1997
                                              (In Millions)

                                                FSC            RAYTHEON                       PRO
                                           SEMICONDUCTOR     SEMICONDUCTOR                   FORMA          PRO
                                            CORPORATION          INC.           TOTAL     ADJUSTMENTS      FORMA
                                          ---------------  -----------------  ---------  -------------  -----------
Revenue:
  Net sales--trade......................  $      314.0     $        41.6      $   355.6  $              $    355.6
  Contract manufacturing................          81.3               ---           81.3                       81.3
                                          ---------------  -----------------  ---------  -------------  -----------
      Total revenue.....................         395.3              41.6          436.9           --         436.9
Direct and alllocated costs and
  expenses:
  Cost of sales.........................         213.4              23.2          236.6                      236.6
  Cost of contract manufacturing........          61.4                --           61.4                       61.4
  Research and development..............          14.9               6.2           21.1                       21.1
  Selling, general and administrative...          42.0               5.5           47.5                       47.5
  Amortization of intangible assets.....            --                --             --          1.8 (9)       1.8
                                          ---------------  -----------------  ---------  -------------  -----------
      Total operating costs and
        expenses........................         331.7              34.9          366.6          1.8         368.4
                                          ---------------  -----------------  ---------  -------------  -----------
Operating income........................          63.6               6.7           70.3         (1.8)         68.5

Interest, net...........................          26.4                --           26.4          4.1 (10)     30.5
                                          ---------------  -----------------  ---------  -------------  -----------
Income before income taxes..............          37.2               6.7           43.9         (5.9)         38.0
Income taxes............................          13.1               2.6           15.7         (2.1)(11)     13.6
                                          ---------------  -----------------  ---------  -------------  -----------
Net income..............................  $       24.1     $         4.1      $    28.2  $      (3.8)   $      24.4
                                          ===============  =================  =========  =============  ===========


                               FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES Unaudited Pro Forma Consolidated Balance Sheet
                                            November 23, 1997
                                              (In Millions)

                                                      FSC            RAYTHEON                      PRO
                                                 SEMICONDUCTOR     SEMICONDUCTOR                  FORMA          PRO
                                                  CORPORATION          INC.           TOTAL    ADJUSTMENTS      FORMA
                                                ---------------  -----------------  ---------  -----------    ---------
                    Assets
                    ------
Current assets:
  Cash........................................     $   40.7         $    0.2         $   40.9    $(40.9)(2)   $   0.0
  Accounts receivable, net....................         79.6             11.4             91.0                    91.0
  Inventories.................................         73.1             18.1             91.2      (4.5)(3)      86.7
  Prepaid expenses and other current assets...         16.6              0.3             16.9                    16.9
  Deferred income taxes.......................          2.1               --              2.1                     2.1
                                                   --------         --------         --------     -------     -------
    Total current assets......................        212.1             30.0            242.1      (45.4)       196.7
Property, plant and equipment, net............        295.0             21.5            316.5       29.6 (5)    346.1
Deferred income taxes.........................         18.5               --             18.5       (5.4)(4)     13.1
Intangible assets.............................           --               --               --       53.8 (1)     53.8
Other assets..................................         29.4               --             29.4        1.1 (6)     30.5
                                                   --------         --------          -------     ------      -------
    Total assets..............................     $  555.0         $   51.5          $ 606.5     $ 33.7      $ 640.2
                                                   ========         ========          =======     ======      =======

            Liabilities and Equity
            ----------------------
Current liabilities:
  Current portion of long-term debt...........     $   11.0         $     --          $  11.0     $           $  11.0
  Accounts payable............................         77.1              3.7             80.8                    80.8
  Accrued expenses and other current
    liabilities...............................         42.0              3.6             45.6       (0.2)(7)     45.4
                                                   --------         --------          -------     ------      -------

    Total current liabilities.................        130.1              7.3            137.4       (0.2)     $ 137.2

Long-term debt, less current portion..........        486.0               --            486.0       78.1 (2)    564.1
Other liabilities.............................          0.4               --              0.4                     0.4
                                                   --------         --------          -------     ------      -------

    Total liabilities.........................        616.5              7.3            623.8       77.9        701.7
                                                   --------         --------          -------     ------      -------
Redeemable preferred stock....................         71.8               --             71.8                    71.8

Equity:
  Common stock................................          0.2               --              0.2                     0.2
  Additional paid-in capital..................          7.6             44.2             51.8      (44.2)(8)      7.6
  Accumulated deficit.........................       (141.1)              --           (141.1)                 (141.1)
                                                   --------         --------          -------     ------      -------

    Total equity..............................       (133.3)            44.2            (89.1)     (44.2)      (133.3)
                                                    --------        --------          -------     ------      -------
    Total liabilities and equity..............     $  555.0         $   51.5          $ 606.5     $ 33.7      $ 640.2
                                                    ========        ========          =======     ======      =======


                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     FSC SEMICONDUCTOR CORPORATION

                                      By: /s/ Joseph R. Martin
                                          ---------------------------------
    Date: March 16, 1998                  Joseph R. Martin
                                          Executive Vice President, Finance
                                          Chief Financial Officer